EXHIBIT 10.35

September 13, 1996

Mr. Steve Noe                       Mr. James D. Keiffer
Director                            Vice President
Centana Gathering Company           CNG Main Pass Gathering Corporation
5718 Westheimer, Suite 2000         Park Ridge Center
Houston, Texas 77057                Pittsburgh, Pennsylvania 15244-0746
Telecopy:  (713) 627-6272           Telecopy:  (412) 787-3276

Mr. Michael A. Heim
COO & Executive Vice President
Coastal Field Services Company
Coastal Tower
Nine Greenway Plaza
Houston, Texas 77046-0995
Telecopy:  (713) 297-1726

Re: Proposal to Main Pass Gas Gathering Company to Contribute Assets in Exchange for Ownership in Dauphin Island Gathering Partners

Gentlemen:

Dauphin Island Gathering Partners (DIGP), a partnership among Dauphin Island Gathering Company L.P. (DIGC), MCNIC Mobile Bay Gathering Company (MMBGC) and PanEnergy Dauphin Island Company (PDI) owns and operates the Dauphin Island Gathering System (DIGS). The DIGS gathers gas from numerous producers along the system for delivery to transportation interconnections onshore Alabama with Transco/Florida Gas and Koch.

DIGP and the partners of Main Pass Gas Gathering Company (MPGC) (which owns and operates the Main Pass Gas Gathering System (MPGS)) have had numerous discussions regarding the consolidation of their gathering systems. The parties agree that a consolidation of assets would most efficiently serve producers in the Main Pass and deeper offshore areas by providing to them greatly expanded outlet capacity and substantially

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

enhanced marketing flexibility. Furthermore, the consolidation would provide the owners of the gathering facilities a broadened supply base supporting the gathering infrastructure.

This letter sets forth the basic terms upon which DIGP and the partners of MPGC agree to combine the assets of DIGP and MPGC. These basic terms are:

      (a) DIGP shall admit CNG Main Pass Gas Gathering Company (CNG), Centana Gathering Company (Centana) and Coastal Field Services Company (Coastal) (collectively, New Partners) as general partners. Each of the New Partners, DIGC, MMBGC and PDI (collectively, Partners) shall constitute all of the general partners of DIGP.

      (b) MPGC assets shall be contributed to DIGP and DIGP will assume the liabilities and obligations of MPGC in exchange for general partner interest in DIGP to each: CNG, Centana and Coastal. New Partners shall assume pro rata share of DIGP liabilities and obligations.

      (c) DIGP book value shall be calculated excluding capital expenditures relating to the Viosca Knoll 121 and 124 extensions and the southerly extension of DIGS to the Main Pass Area. MPGC book value shall be estimated assuming completion of MPGS. At financial closing, Ownership Interests shall be determined based on best estimate of book values as of December 1, 1996 (book value shall include all capital costs incurred in construction of MPGS (excluding compression facilities to be installed) as determined during the "true up" period, even though such costs were not invoiced or paid as of December 1, 1996). All capital costs incurred after December 1, 1996, for both partnerships (including compression facilities to be installed) that are not included in book value calculations shall be paid pro rata by the Partners. Within 180 days after financial closing, book values will be adjusted to "true-up" the estimates based on actual cost, and final Ownership Interests determined and adjusted retroactively to December 31, 1996.

      (d) Each New Partner shall be entitled to a general partner interest in DIGP equal to one-third times the quotient of a fraction the numerator of which is the book value of the MPGC assets as of December 1, 1996, calculated in accordance with Section (c) above and the denominator of which is the book value of the MPGC assets plus the book value of the DIGP assets, both as of December 1, 1996, calculated in accordance with Section (c) above. DIGC, PDI and MMBGC's current ownership will be reduced proportionately.

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

      (e) The Ownership Interests of all Partners, other than DIGC, shall be subject pro rata, to an after payout back-in interest of DIGC equal to an amount calculated by reference to the following formula:

            14 Percent (%) multiplied by: (a) DIGP asset book value calculated in accordance with Section (c) above, plus costs of Viosca Knoll 121 and 124 extensions and costs of the Phase I southerly extension of DIGS into the Main Pass and deeper offshore areas and divided by (b) DIGP asset book value plus MPGC asset book value, both determined in accordance with Section (c) above, plus costs of Viosca Knoll 121 and 124 extensions and costs of the Phase I southerly extension of DIGS into the Main Pass and deeper offshore areas.

            Payout for each of the Partners shall be determined as follows:

            For MMBGC and PDI in accordance with the definition set forth in the Fourth Amended Partnership Agreement for DIGP; provided, however, that the acquisition of a partnership interest by the New Partners shall not constitute a sale for purposes of payout. With respect to the New Partners, payout shall be calculated based on the book value of the Main Pass assets as determined in accordance with Section (c) above and subject to the same 10% discounted cash flow calculations applicable to the MMBGC and PDI payout.

      (f) At financial closing, to the extent not previously contributed, each Partner shall contribute to DIGP funds in the amount of its pro rata share (based on the ownership interest set forth in Section (d) above) of previously incurred and of the estimated capital expenditures to be incurred within 30 days following financial closing for the Viosca Knoll 121 and 124 extensions and Phase I of the southerly extension of the DIGS to the Main Pass and deeper offshore areas. All Partners will share pro-rata on capital expenditures based on Ownership Interests. Each Partner shall have the option by written notice to the other Partners on or before the 10th day prior to financial closing to elect to defer payment of the funds required to be contributed pursuant to this Section (f) until January 15, 1997, provided, amounts due shall bear interest at an annual rate of Chase Manhattan Bank prime rate from the date due to the date paid.

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

      (g) Concurrent with the financial closing, MMBGC shall cause an affiliated company to sell to DIGP the pipe described in Schedule A, FOB pipe coating yard, for the amount of $17.1 million, which sum shall be paid to MMBGC's designated affiliated company at the financial closing and is included in the amounts to be paid under Section (f) above. Each Partner shall contribute to DIGP its pro-rata share (based on the Ownership Interests) of such $17.1 million. MMBGC shall cause such affiliated company to sell to DIGP additional pipe that may be required to extend the southerly extension of the DIGS from the MP 225 platform to the MP 261 platform at invoiced cost plus transportation, handling and delivery charges; provided that MMBGC is notified by DIGP of the requirement for such additional pipe prior to September 19, 1996. The sale to DIGP shall be without warranties and without recourse of any kind, except that the seller shall transfer to DIGP the benefit of all representations and warranties received by seller in connection with its purchase of the pipe.

      (h) Each Partner shall have rights to full participation in all gas gathering activities of DIGP and the other Partners and their affiliates under a new area of mutual interest (the AMI) consisting of the area included within the following boundaries (1) Western boundary: a southerly extension of the boundary line of the States of Alabama and Mississippi to the South line of the Mississippi Canyon Area, (2) East boundary: the East line of the Destin Dome, Desoto Canyon and Pensacola areas (including the Mobile area, the Viosca Knoll area, the Destin Dome area, the Desoto area and the Main Pass area), (3) South: the southern line of the Desoto Canyon area and Mississippi Canyon area, and (4) North: the Alabama and Florida shorelines. To the extent the above described boundary lines divide a block the AMI shall include all of such block. The AMI shall also include the area included within the area of mutual interest of MPGS. Affiliates of any Partner, whose principal operations are the exploration for and production of hydrocarbons shall not be precluded from financing, owning, constructing or operating flowlines within the AMI from a production platform or group of platforms to an existing gathering system to deliver the gas in which such affiliate has an ownership or financing interest or the gas of joint working interest owners in the same producing properties or from properties regardless of ownership, that are being jointly developed with such working interest owners.

      (i)   Each Partner shall have a representative on the Management
            Committee.

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

            Management Committee votes would continue to be based on Ownership Interests.

      (j) Except for major decisions, all DIGP decisions would be made by majority vote of at least two Partners that are not Affiliates with 50.1% or more of the Ownership Interests in the Partnership. Major decisions shall require super majority vote of at least two Partners that are not Affiliates with 85% or more of the Ownership Interests in the Partnership and shall include changing Partnership purpose; approving partner or affiliate projects prohibited by Partnership Agreement; mortgaging material Partnership assets; and admitting Partners other than as a result of a sale of interest by an existing Partner. The Partnership shall not be authorized to incur financing that is recourse to the assets of the Partners other than Partnership assets.

      (k) Financial closing shall be held on December 12, 1996, and the effective date of admission of New Partners shall be December 31, 1996. Documentation closing (execution of the documents contemplated hereby) shall not be later than October 30, 1996.

      (l) As of January 1, 1997, the DIGC management fee shall be adjusted and is anticipated to be approximately $750,000 per year (paid monthly) and may be revised annually by the management committee if materially disproportionate to services rendered.

      (m) As managing partner, DIGC shall, on behalf of DIGP, exclusively market gathering service to producers in the AMI as directed by the Management Committee.

      (n) 30-day default in Capital Contributions required for expansion projects shall result in ownership interest dilution, in addition to other available remedies. If at any time, or over course of time, a Partner's Interest is diluted by 75% or more, such Partner shall forfeit all voting rights.

      (o)   No Partner shall have project veto rights.

      (p)   Due diligence shall be extended until October 10, 1996.

      (q) Existing MPGP agreements relating to MPGS would be assigned to DIGP. If any agreements require approvals or consents to assignment, obtaining

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

            such consents or approvals shall be a condition precedent to the closing.

      (r) Purpose of partnership will remain limited to gas gathering activities.

      (s) New DIGS gas gathering agreements will be required for service to Alabama. All new gathering agreements shall be substantially similar in form and substance to the form presently used by DIGP. Each Partner shall pledge to work with DIGP and with the affiliated companies of such Partner to facilitate the negotiation of gathering agreements with such affiliated companies who have uncommitted leases in the Main Pass area to commit such leases to DIGP.

      (t) Existing DIGS producer customers would not have firm capacity rights infringed upon by new firm capacity subscriptions from Main Pass. Existing MPGC customers would not have firm capacity rights infringed by new firm capacity subscriptions from DIGS.

      (u) From execution of this letter agreement until documentation closing, all marketing activities for gas gathering services to be provided by merged DIGP and MPGS shall be coordinated through DIGP.

When executed by all the parties, this letter shall constitute the agreement in principle between the parties with respect to the merger of the DIGS with MPGS and shall be binding upon all of the parties hereto, provided: (1) should any party on or prior to October 15, 1996, discover and give written notice to the other parties that it has discovered material facts to the detriment of such party, then such party may in such notice elect to terminate this agreement in which case this agreement shall be of no further force and effect; (2) should any party not receive the approval of its Board of Directors (or its relevant parent company) to the transactions contemplated herein on or before October 30, 1996, such party may terminate this agreement by notice to the other parties and this agreement will be of no further force and effect (in the event the Board of Directors of a party is not scheduled to meet prior to October 20, or otherwise does not have a meeting prior to October 20, then such party shall have until November 13, 1996, to obtain approval of its Board of Directors); (3) this agreement is subject to requisite approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 being obtained on or before financial closing, and (4) each party's obligations hereunder is subject to good faith negotiation and delivery of definitive agreements incorporating the terms hereof acceptable to each such party on or before October 30, 1996, and subject to compliance with its obligations hereunder, any party may terminate this agreement by notice to the other parties on or before November 10, 1996, if definitive agreements have not been executed on or before October 30, 1996.

All due diligence shall be conducted subject to existing confidentiality agreements among

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

DIGP and MPGC; provided, however, should the transaction contemplated by this agreement not be consummated, neither DIGP nor MPGC shall assert a claim on the basis of a breach of such confidentiality agreements if either party (its partners or affiliates) extends its gathering systems and services or construct additional gathering systems. In the event that this agreement is terminated, the provisions of this paragraph shall survive such termination.

This agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original and all of which constitute collectively one agreement. In addition, this agreement may be executed in a number of counterparts, any one of which may contain the execution of any one or more parties and all of such counterparts taken together shall constitute one completely executed original agreement.

If this letter correctly sets forth our understanding, please execute it and the enclosed copy thereof in the space provided and return one copy to the undersigned. Upon execution by all parties, DIGP shall cause to be prepared definitive agreements reflecting the detailed terms of the contribution and exchange including the appropriate amendments to the existing DIGP Fourth Amended and Restated Partnership Agreement and forward it for your review. This proposal requires your concurrence not later than 5:00 p.m.
(Houston Time) on September 12, 1996.

We appreciate your thoughtful consideration and look forward to your response.

Very truly yours,

R. Keith Anderson
for Dauphin Island Gathering Partners

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

--------------------------------------------------------------------------------
 ITEM    QUANTITY       UNIT                 DESCRIPTION
--------------------------------------------------------------------------------
| 1 | 332,273 (AST 73  | FT | 24.000"OD x 0.452"WT API 5L X65 Double Submerged |
|   | to MP 225 less   |    | Arc Welded Line Pipe in accordance with          |
|   | than or equal    |    | specification 31-783-SN-025 Rev. A (dated        |
|   | to 190'          |    | 7/16/96) and accepted NAPA Technical Response    |
|   |                  |    | (dated 7/23/96)                                  |
--------------------------------------------------------------------------------
| 2 | 4,200 (Island    | FT | 24.000"OD x 0.452"WT API 5L X65 Double Submerged |
|   | Boring Per Sour  |    | Arc Welded Line Pipe in accordance with          |
|   | Gas Spec.)       |    | specification BG\TUN\M11\PIP\CN\10\01\201\2      |
|   |                  |    | (dated 7/16/96) and accepted NAPA Technical      |
|   |                  |    | Response (dated 7/23/96)                         |
--------------------------------------------------------------------------------
| 3 | 11,506 (AST to   | FT | 24.000"OD x 0.500"WT API 5L X65 Double Submerged |
|   | MP 225 greater   |    | Arc Welded Line Pipe in accordance with          |
|   | than 190')       |    | specification 31-783-SN-025 Rev. A (dated        |
|   |                  |    | 7/16/96) and accepted NAPA Technical Response    |
|   |                  |    | (dated 7/23/96)                                  |
--------------------------------------------------------------------------------
| 4 | 800 (MP 261 MP   | FT | 24.000"OD x 0.452"WT API 5L X65 Double Submerged |
|   | 225-Risers)      |    | Arc Welded Line Pipe in accordance with          |
|   |                  |    | specification 31-783-SN-025 Rev. A (dated        |
|   |                  |    | 7/16/96) and accepted NAPA Technical Response    |
|   |                  |    | (dated 7/23/96)                                  |
--------------------------------------------------------------------------------

CENTANA GATHERING COMPANY, CNG MAIN PASS GATHERING CORPORATION
AND COASTAL FIELD SERVICES COMPANY

DAUPHIN ISLAND GATHERING PARTNERS MAIN PASS GATHERING COMPANY

AGREED TO AND ACCEPTED              AGREED TO AND ACCEPTED
THIS 13th day of September 1996     THIS 13th day of September, 1996
MCNIC Mobile Bay Gathering          Centana Gathering Company
Company

By:                                 By: /s/ B. D. REESE
                                            B. D. Reese
                                            Vice President

AGREED TO AND ACCEPTED              AGREED TO AND ACCEPTED
THIS 13th day of September, 1996    THIS 13th day of September, 1996
PanEnergy Dauphin Island Company    Coastal Field Services Company

By: /s/ B. D. REESE                 By: /s/ S. ANDERMER
        B. D. Reese                         S. Andermer
        Vice President

AGREED TO AND ACCEPTED              AGREED TO AND ACCEPTED
THIS 13th day of September, 1996    THIS 13th day of September, 1996
Dauphin Island Gathering            CNG Main Pass Gas Gathering
Company, L.P.                       Corporation

By: /s/ R. KEITH ANDERSON           By: /s/ JAMES D. KIEFFER
        R. Keith Anderson                   James D. Kieffer
        Vice President